Exhibit 2.1

SALE AGREEMENT

Between

NET1 APPLIED TECHNOLOGY HOLDINGS LIMITED

And

NET1 INVESTMENT HOLDINGS (PROPRIETARY) LIMITED

And

NET1 SUPPORT SERVICES (PROPRIETARY) LIMITED

And

NEWSHELF 713 (PROPRIETARY) LIMITED

______________________________

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21.	COSTS	27

22.	COUNTERPARTS	28

SCHEDULE	1	AUDITED FINANCIAL STATEMENTS OF APLITEC AS AT 30 JUNE 2003

SCHEDULE	2	TERMS OF B CLASS LOAN ACCOUNTS

SCHEDULE	3	INTELLECTUAL PROPERTY

SCHEDULE	4	NET1 SARL ASSETS AND OBLIGATIONS

SCHEDULE	5	TERMS OF PREFERENCE SHARES

SCHEDULE	6	SELLERS OTHER THAN APLITEC

SCHEDULE	7	SOLD SUBSIDIARIES

SCHEDULE	8	RIGHTS OF SPECIAL CONVERTIBLE PREFERENCE SHARES

SCHEDULE	9	TERMS OF LOAN ACCOUNT IN SA TRUST

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1.	INTERPRETATION

1.1
The headings to the clauses and schedules of this agreement are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this agreement nor any clause or schedule hereof.

1.2	Unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.2.1
“accounts” means the audited annual financial statements of Aplitec and the audited consolidated financial statements of the Aplitec group as at and for the 12 months ended 30 June 2003, prepared on the same basis as previous audited annual financial statements annexed hereto as Schedule 1;

1.2.2	“agreement” means this sale agreement and its schedules;

1.2.3	“Aplitec” means Net 1 Applied Technology Holdings Limited (Registration No. 1997/007207/06, a public company duly incorporated according to the company laws of South Africa;

1.2.4	“Aplitec group” means Aplitec and all its subsidiaries;

1.2.5	“Aplitec Holdings Participation Trust” means the Aplitec Holdings Participation Trust, a Star trust established in the Cayman Islands;

1.2.6	“Aplitec shareholder” means a holder of Aplitec shares;

1.2.7	“Aplitec shares” means ordinary shares of 0,1 cent each in the issued share capital of Aplitec;

1.2.8	“B class loan account” means a loan account against the purchaser, having the rights set forth in Schedule 2;

1.2.9	“Brait Consortium” means funds under the management of Brait S.A., Southern Cross Capital Limited and FF&P Asset Management Limited;

1.2.10	“businesses” means the entire businesses as at the effective date of the sellers, as going concerns, comprising the business assets and the liabilities, but excluding:

1.2.10.1	cash in Aplitec in the sum of R300 000 000; and

1.2.10.2	additional cash in Aplitec sufficient to result in the distribution of an extra 25 cents (after payment of any STC thereon) per Aplitec share to Aplitec shareholders who elect the cash option; and

1.2.10.3
the shares held by the sellers in Country On A Card (Proprietary) Limited, Net1 Loyalty (Proprietary) Limited and Net1 Payroll (Proprietary) Limited, and, for the sake of clarity, the shares held by Aplitec in the other sellers;

1.2.11	“business assets” means all the assets of the sellers as at the effective date, including the sale equity, but excluding the assets described in 1.2.10.1 and 1.2.10.3;

1.2.12	“business day” means any day other than a Saturday, Sunday or an official public holiday in South Africa;

1.2.13	“cash option” means the cash option referred to in 5.3.1;

1.2.14	“CGT” means tax on capital gains as provided for in terms of the Eighth Schedule to the Income Tax Act;

1.2.15	“closing date” means the 16th business day after the effective date;

1.2.16	“common shares” means common shares in the authorised share capital of NUEP, having the rights of ordinary shares;

1.2.17	“Companies Act” means the Companies Act, 61 of 1973;

1.2.18	“Competition Act” means the Competition Act, 89 of 1998;

1.2.19	“contracts” means all contracts of whatsoever nature or kind of the sellers as at the effective date;

1.2.20	“distribution ratio” means the ratio in which the special convertible preference shares shall be distributed on the occurrence of a trigger event, which at the closing date, shall be 0,814285714 special convertible preference shares for every one preference share. If after the closing date NUEP consolidates or sub-divides the common shares, the special convertible preference shares shall be consolidated or sub-divided in the same proportions, and the distribution ratio shall be adjusted accordingly;

1.2.21	“effective date” means the first business day after the date of fulfilment or waiver of the last of the suspensive conditions;

1.2.22	“employees” means all the persons in the employment of the sellers on the effective date;

1.2.23	“FTS” means the sellers’ proprietary Funds Transfer System technology which:

1.2.23.1	specifies a method by which funds can be transferred from one smart card to another in a secure off-line manner;

1.2.23.2	manages how cards are loaded and reloaded with funds; and

1.2.23.3	manages how funds can be redeemed for value in a banking or non-banking environment;

1.2.24	“Income Tax Act” means the Income Tax Act, 58 of 1962;

1.2.25	“intellectual property” means all of the intellectual property of the sellers, including but not limited to:

1.2.25.1	all the patents and patent applications and all rights attaching thereto, including all rights, to the extent permitted by law, to file corresponding applications in any country;

1.2.25.2	all inventions, trade secrets, know-how or formulae, whether patentable or unpatentable, owned by the sellers and relating to the businesses, including those related to products under research and/or development, and all rights attaching thereto, and further including any rights as permitted by law to obtain patents and/or design registrations thereon in any country;

1.2.25.3	all the trade marks (registered or unregistered), trade mark applications and copyrights and all rights attaching thereto;

1.2.25.4	all of the above subject to the existing licences and rights of third parties and existing ownership interests of third parties;

including the right to sue at law for any past infringement of or impairment to the intellectual property, and including the intellectual property listed in Schedule 3;

1.2.26	“JSE” means the JSE Securities Exchange South Africa;

1.2.27	“Labour Relations Act” means the Labour Relations Act, 66 of 1995;

1.2.28	“liabilities” means all liabilities of whatsoever nature or kind of the sellers whether actual, contingent or otherwise;

1.2.29	“Net1 SARL” means Net1 Holdings S.A.R.L., Registration Number 14933, a 1929 company incorporated in Luxembourg;

1.2.30	“Net1 SARL Assets and Obligations” means those assets and obligations of Net1 SARL and its associates as reflected in Schedule 4

1.2.31	“NUEP” means Net1 UEPS Technologies, Inc., IRS Employer Number 65-0903895, a company incorporated in Florida in the United States of America;

1.2.32
“OTC Bulletin Board” means the USA Over The Counter Bulletin Board quotation system, a regulated quotation system that displays real time trades, last traded prices and volume information on over the counter securities;

1.2.33	“parties” means the purchaser and the sellers and “party” shall, as the context requires, be a reference to any one of them;

1.2.34	“preference share” means a B class preference share in the share capital of the purchaser, having the rights set forth in Schedule 5;

1.2.35	“prime rate” means the variable rate of interest calculated and charged from time to time by Nedbank Limited to its most favoured corporate customers in respect of overdraft facilities, compounded monthly in arrears, as certified by any manager or director of such bank, whose appointment need not be proved and whose certificate shall be final and binding on the parties;

1.2.36	“purchase price” means the purchase consideration payable by the purchaser to the sellers for the businesses as set forth in 5;

1.2.37
“purchaser” means Newshelf 713 (Proprietary) Limited, Registration No. 2002/031446/07, to be renamed “Net1 Applied Technologies South Africa (Proprietary) Limited” or a similar name, a private company duly incorporated according to the company laws of South Africa;

1.2.38
“record date” means close of business on Friday, 13 February 2004 or any later date which may be agreed in writing between the purchaser and Aplitec and announced in respect of the transactions contemplated herein on the electronic news service of the JSE and in the press;

1.2.39	“reinvestment option” means the reinvestment option referred to in 5.3.2;

1.2.40	“sale claims” means all claims of whatsoever nature and howsoever arising, whether actual, contingent or otherwise, which the sellers have against the sold subsidiaries on the effective date;

1.2.41	“sale equity” means the sale shares and the sale claims;

1.2.42	“sale shares” means all those issued shares in the sold subsidiaries that are held by the sellers as at the effective date as set out in Schedule 7;

1.2.43	“SA Trust” means the New Aplitec Participation Trust, a bewind trust established in South Africa;

1.2.44	“SEC” means the Securities Exchange Commission of the United States of America;

1.2.45	“sellers” means Aplitec and the companies listed in Schedule 6; 1.2.46 “signature date” means the date of last signature of this agreement;

1.2.47	“sold subsidiaries” means those companies listed in Schedule 7;

1.2.48	“special convertible preference shares” means special convertible preference shares in the share capital of NUEP, having the rights set forth in Schedule 8;

1.2.49	“STC” means secondary tax on companies as provided for in the Income Tax Act;

1.2.50	“suspensive conditions” means the suspensive conditions stipulated in 3.1;

1.2.51	“trigger event” means:

1.2.51.1
a unit holder of SA Trust notifies the trustees in writing that he wishes SA Trust to dispose of the preference shares and B class loan accounts attributable to some or all of his units in SA Trust; or

1.2.51.2	the purchaser is wound-up or placed under judicial management, whether provisionally or finally; or

1.2.51.3	NUEP is wound up or placed under judicial management, whether provisionally or finally; or

1.2.51.4	South African Exchange Controls are relaxed or abolished, permitting unit holders of SA Trust to hold the common shares directly;

1.2.52
“UEPS” means the sellers’ Universal Electronic Payment Systems which is a suite of computer programmes that incorporates the FTS to deliver a fully integrated payment and settlement system suitable for multiple applications;

1.2.53	“VAT” means Value-Added Tax in terms of the Value-Added Tax Act; 1.2.54 “Value-Added Tax Act” means the Value-Added Tax Act, 89 of 1991.

1.3	Any reference in this agreement to:

1.3.1	an “affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

1.3.2	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

1.3.3	a “holding company” shall be construed in accordance with the Companies Act;

1.3.4
“law” shall be construed as any law (including common or customary law), or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

1.3.5
a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.3.6	a “schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereof;

1.3.7	a “subsidiary” shall be construed in accordance with the Companies Act.

1.4	Unless inconsistent with the context or save where the contrary is expressly indicated:

1.4.1
if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this agreement;

1.4.2
when any number of days is prescribed in this agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a business day, in which case the last day shall be the next succeeding business day;

1.4.3	in the event that the day for payment of any amount due in terms of this agreement should fall on a day which is not a business day, the relevant day for payment shall be the preceding business day;

1.4.4
in the event that the day for performance of any obligation to be performed in terms of this agreement should fall on a day which is not a business day, the relevant day for performance shall be the subsequent business day;

1.4.5	any reference in this agreement to an enactment is to that enactment as at the signature date and as amended or re-enacted from time to time;

1.4.6
any reference in this agreement to this agreement or any other agreement or document shall be construed as a reference to this agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied novated or supplemented;

1.4.7	no provision of this agreement constitutes a stipulation for the benefit of any person who is not a party to this agreement;

1.4.8	references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

1.4.9	a reference to a party includes that party’s successors-in-title and permitted assigns.

1.5	Unless inconsistent with the context, an expression which denotes:

1.5.1	any one gender includes the other genders;

1.5.2	a natural person includes an artificial person and vice versa; and

1.5.3	the singular includes the plural and vice versa.

1.6
The schedules to this agreement form an integral part hereof and words and expressions defined in this agreement shall bear, unless the context otherwise requires, the same meaning in such schedules. To the extent that there is any conflict between the schedules to this agreement and the provisions of this agreement, the provisions of this agreement shall prevail.

1.7
Where any term is defined within the context of any particular clause in this agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this agreement, notwithstanding that that term has not been defined in this interpretation clause.

1.8
The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of this agreement.

1.9
The expiration or termination of this agreement shall not affect such of the provisions of this agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.10
This agreement shall be binding on and enforceable by the estates, heirs, executors, administrators, trustees, permitted assigns or liquidators of the parties as fully and effectually as if they had signed this agreement in the first instance and reference to any party shall be deemed to include such party’s estate, heirs, executors, administrators, trustees, permitted assigns or liquidators, as the case may be.

1.11
The use of any expression in this agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the parties to this agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.12	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

2.	INTRODUCTION

2.1	The sellers are the owners of the businesses and are entitled to dispose thereof.

2.2	The sellers wish to sell and the purchaser wishes to purchase the businesses on the terms and conditions contained in this agreement.

3.	SUSPENSIVE CONDITIONS

3.1
This entire agreement, save for the provisions of this 3 and 1, 2, 15, 16, 17, 18, 19, 20, 21 and 22 which shall be of immediate force and effect, is subject to the fulfilment of the following suspensive conditions by not later than 31 May 2004:

3.1.1
Receiving all approvals required in terms of the Competition Act, provided that where any such approval is conditional, this suspensive condition will only be deemed to be fulfilled if Aplitec and the purchaser, in their sole discretion, jointly agree thereto in writing;

3.1.2	Receiving all and any approvals of the Exchange Control Department of the South African Reserve Bank;

3.1.3	The Aplitec shareholders authorising the disposal of the businesses as required by Section 228 of the Companies Act and Section 9.22 of the JSE Listings Requirements;

3.1.4
Receiving the consent, to the extent required, of third parties to the contracts to the assignment of rights and obligations under such contracts to the purchaser, or to the change of control in Aplitec; provided that where any consent is subject to any conditions, this suspensive condition will only be deemed to have been fulfilled if Aplitec and the purchaser, in their sole discretion, agree in writing to such conditions;

3.1.5	The purchaser making an offer to the Aplitec shareholders of the reinvestment option;

3.1.6
The purchaser causing a prospectus to be issued and registered with the Registrar of Companies as required by Section 145 of the Companies Act and causing the prospectus and copies of the S4 and proxy statement for NUEP to be circulated to the Aplitec shareholders;

3.1.7	The signature of all documents that will enable the assignment to the purchaser of all the intellectual property;

3.1.8	The completion by the purchaser to its satisfaction, and written notification thereof to Aplitec, of a due diligence investigation into the businesses, the business assets, including the intellectual property, the liabilities and the affairs and operations of the sellers;

3.1.9	All third parties having pre-emptive or similar rights in respect of the businesses, including the business assets, agreeing in writing to waive the exercise of any such rights;

3.1.10	The purchaser and the key executives of Aplitec identified by the purchaser concluding written service agreements and undertakings in restraint of trade to the satisfaction of the purchaser;

3.1.11
The approval by existing NUEP shareholders of the increase in authorised NUEP share capital, the issue of additional common shares to the Brait Consortium and the issue of special convertible preference shares to the Aplitec Holdings Participation Trust and the registration with the SEC of the special convertible preference shares and the common shares issueable upon conversion of such special convertible preference shares;

3.1.12
The acquisition by NUEP through a new Luxembourg 1929 company to be incorporated of the Net1 SARL assets and obligations (specifically excluding the shares held by it in NUEP) and the assignment of all Net1 SARL’s rights and obligations under the Patent and Technology Agreement with NUEP, as well as all other intellectual property rights, including copyright, patents, designs, trade marks and licence agreements;

3.1.13	Receiving the approval of the JSE and the Securities Regulation Panel in respect of the transaction contemplated in this agreement;

3.1.14
In the reasonable opinion of the Brait Consortium, there being no material adverse change in the financial position in respect of the Aplitec group between the signature date and the closing date. A material adverse change shall mean a decrease of 5% or more in the consolidated net earnings after taxation of the Aplitec Group for the corresponding period in the last financial year of Aplitec;

3.1.15	The purchaser providing Aplitec with:

3.1.15.1	All such documents as will enable Aplitec to verify that the preference shares in the purchaser and the special convertible preference shares in NUEP have been created in accordance with the terms and conditions of Schedules 5 and 8, and that all resolutions have been passed and all things have been done as will authorise and enable the purchaser and NUEP to lawfully issue such preference shares and special convertible preference shares upon the closing date in accordance with the terms and conditions of the reinvestment option;

3.1.15.2	The deeds of trust of SA Trust and Aplitec Holdings Participation Trust and all such further documents as will enable Aplitec to verify that SA Trust and Aplitec Holdings Participation Trust will comply with their respective obligations under the reinvestment option; and

3.1.15.3	All such further agreements and documents as will enable Aplitec to verify that the terms and conditions of the reinvestment option will be fully complied with;

and Aplitec confirming to the purchaser in writing that it is satisfied with all of the aforegoing, which confirmation will not be unreasonably withheld;

3.1.16	The purchaser and the sellers having agreed the value as at the effective date of the leave pay accrued to the employees, the severance pay that would be payable to the employees in the event of a dismissal for operational requirements and any payments accrued to the employees but not paid in terms of Section 197(7) of the Labour Relations Act;

3.1.17	All necessary agreements in respect of the transactions contemplated herein having been concluded.

3.2	The suspensive conditions in:

3.2.1	3.1.15 has been inserted for the benefit of Aplitec;

3.2.2	3.1.7, 3.1.8, 3.1.10 and 3.1.14 have been inserted for the benefit of the purchaser; and

3.2.3	3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.9, 3.1.11, 3.1.12, 3.1.13, 3.1.16 and 3.1.17 have been inserted for the benefit of Aplitec and the purchaser.

3.3
The party or parties in whose favour a suspensive condition has been expressed may in writing, prior to the date stipulated for fulfilment thereof, waive the suspensive condition. Any suspensive condition which has been inserted for the benefit of Aplitec and the purchaser may be waived by agreement in writing between Aplitec and the purchaser on or before the date stipulated for fulfilment thereof. The date for fulfilment of any of the suspensive conditions may be extended by agreement in writing between Aplitec and the purchaser.

3.4	The parties shall use their best endeavours to procure the fulfilment of the suspensive conditions as soon as reasonably possible after the signature date.

3.5
In the event that the suspensive conditions are not fulfilled or waived timeously, then save for the provisions of this 3 and 2, 16, 17, 18, 19, 20,21 and 22 which shall remain of full force and effect, this agreement shall never become of any force or effect and no party shall have any claim against any other party for anything done hereunder or arising herein, save as a result of a breach of any of the provisions of this 3 by a party, and the parties shall be restored to the status quo ante.

4.	SALE AND PURCHASE

4.1	With effect from the effective date, the sellers hereby indivisibly sell and the purchaser hereby purchases the businesses (as going concerns) subject to the terms and conditions of this agreement.

4.2	In addition, with effect from the effective date, the sellers hereby delegate to the purchaser, which hereby assumes, the liabilities, subject to the terms and conditions of this agreement.

5.	PURCHASE PRICE

5.1
The purchase price payable by the purchaser for the businesses shall be an amount which would result in the Aplitec shareholders receiving 475 cents per Aplitec share plus an additional 25 cents per Aplitec share for those Aplitec shareholders who elect the cash option (after taking into account any costs which Aplitec and any member of the Aplitec group which is not disposed of to the purchaser may incur in connection with the disposal of their assets in terms of this agreement and their subsequent winding up, including but not limited to any STC payable on distribution of the 475 cents per Aplitec share (and the additional 25 cents per Aplitec share for those Aplitec shareholders who elect the cash option) to the Aplitec shareholders, provided that such a distribution is made in the course of or in anticipation of the winding-up or liquidation of Aplitec as contemplated by Section 64B(5)(f) read with Section 41(4) of the Income Tax Act, any income tax, CGT or other taxes payable by Aplitec and any member of the Aplitec group and transaction costs, but excluding personal taxes payable by the Aplitec shareholders). In addition, as part of the purchase price the purchaser hereby assumes all the liabilities. Thus the total purchase price shall be the amount which will result in the Aplitec shareholders who elect the cash option receiving 500 cents per Aplitec share and the Aplitec shareholders who elect the reinvestment option receiving 475 cents per Aplitec share, the taxes and other costs and liabilities referred to above, and the liabilities of the sellers.

5.2
The purchaser shall apportion the purchase price among the business assets following completion of the due diligence investigation. The apportionment shall be submitted to Aplitec in writing within seven days of the purchaser completing the due diligence investigation to its satisfaction. The allocation of the purchase price will be based, inter alia, on the purchaser’s understanding of the allocation of cash balances and inter-company loan accounts between members of the Aplitec group as at 31 July 2003. If this allocation is materially different as at the effective date, the purchaser reserves the right to reallocate the purchase price accordingly. The funds raised by way of the A class loans advanced by NUEP and the B class loan accounts will be utilised in the first instance to acquire the businesses of the sellers referred to in Schedule 6 as well as the assets and liabilities of Aplitec, but excluding the sale shares.

5.3
Subject to the Aplitec shareholders authorising and approving the voluntary winding-up of Aplitec, the purchaser hereby undertakes, by 31 January 2004 or such later date as may be agreed in writing between Aplitec and the purchaser, which shall not be later than 31 May 2004, to make an offer to Aplitec shareholders (as set out in

3.1.5) and to cause a prospectus to be registered by the Registrar of Companies as required by Section 145 of the Companies Act and to be issued to the Aplitec shareholders (as set out in 3.1.6), granting them the right to elect in respect of each Aplitec share held by them to receive the purchase price as a dividend in anticipation of liquidation in one of two ways:

5.3.1	The cash option, in which event they will receive a cash payment of 500 cents per Aplitec share; or

5.3.2	Subject to 5.4, the reinvestment option, in which event they will receive:

5.3.2.1	Cash in the sum of 190 cents per Aplitec share (equivalent to 40% of 475 cents); and

5.3.2.2
Renounceable non-negotiable nil paid letters of allocation issued by the purchaser to be renounced in favour of SA Trust which shall entitle SA Trust to be issued with one preference share and to be credited with a B class loan account in the sum of 101,004 cents (together equivalent to 285 cents being 60% of 475 cents), both of which shall be held by SA Trust for the benefit of the relevant Aplitec shareholder. In addition, SA Trust, for the benefit of the relevant Aplitec shareholders, will be granted the right by Aplitec Holdings Participation Trust to receive special convertible preference shares in the distribution ratio in due course on the occurrence of a trigger event. The reinvestment option has been fixed at an exchange rate of R7,00 to US$1, which is the exchange rate used to determine the number of special convertible preference shares to be issued to the Aplitec Holdings Participation Trust.

5.4
If Aplitec’s shareholders elect the reinvestment option, apart from the cash in the sum of 190 cents referred to in 5.3.2.1, no cash will change hands, but the following sequence of transactions will occur:

5.4.1
The aggregate sum reinvested by the Aplitec shareholders who have exercised the reinvestment option (being 285 cents per Aplitec share) shall not be paid by the purchaser to Aplitec, but shall be retained by the purchaser, and in respect of every Aplitec share in respect of which the reinvestment option is exercised, the purchaser will issue to SA Trust, credited as fully paid up, a preference share, issued at the par value thereof, being R0,001 plus a premium of 183,896 cents, and SA Trust will be credited with a B class loan account in the sum of 101,004 cents; and

5.4.2
SA Trust in its books will issue to the shareholder who exercises the reinvestment option one unit in SA Trust in respect of every preference share (or for the sake of clarity, in respect of every Aplitec share in respect of which the reinvestment option is exercised), which unit shall comprise a capital contribution of 183,996 cents and a loan account of 101,004 cents; and

5.4.3
The Aplitec Holdings Participation Trust will be issued special convertible preference shares which shall be distributed in the distribution ratio to SA Trust for the benefit of the relevant Aplitec shareholders on the occurrence of a trigger event.

5.5
Subject to the approval of the voluntary winding-up of Aplitec as contemplated in 5.3 and to Aplitec being placed in voluntary liquidation, the Aplitec shareholders may exercise the reinvestment option by notifying the purchaser in writing on or before the record date of the number of Aplitec shares in respect of which they wish to exercise the reinvestment option and reinvest in the purchaser through SA Trust. If any Aplitec shareholders fail to exercise the election between the cash option and the reinvestment option, such Aplitec shareholders shall be deemed to have exercised the cash option.

5.6
If the Aplitec shareholders fail to pass the necessary resolutions for the voluntary winding-up of Aplitec as envisaged in 5.3, or if Aplitec for any other reason is not placed in voluntary liquidation, Aplitec through SA Trust shall subscribe for the preference shares and extend the B class loan account and Aplitec will be issued units as contemplated in 5.4.2 for its own account.

5.7
The terms and conditions of the loan account to be credited by SA Trust to the Aplitec shareholders who exercise the reinvestment option (or Aplitec, as the case may be, in the case of 5.6) are set out in Schedule 9.

6.	PAYMENT The purchaser shall discharge the purchase price on the closing date in the manner contemplated in 5.3.

7.	VALUE-ADDED TAX

7.1	The purchaser and the sellers warrant that they are registered as vendors under the Value-Added Tax Act.

7.2	It is recorded and agreed that:

7.2.1	the sale of the businesses is a sale of the enterprises as going concerns;

7.2.2	the businesses will be income-earning activities on the effective date;

7.2.3	the assets which are necessary for carrying on such businesses are being disposed of by the sellers to the purchaser in terms of this agreement; and

7.2.4	the purchase price in respect of the businesses is inclusive of VAT at the rate of zero percent.

7.3	Accordingly, the sale of the businesses will be zero-rated pursuant to the provisions of section 11(1)(e) of the Value-Added Tax Act. If the sale of the businesses is assessed by the South African Revenue Services as being liable for the levying of VAT at the standard rate, the purchase price shall be deemed to be exclusive of VAT and payment of such further amount in respect of VAT owing shall be made by the purchaser to the sellers within five business days of the presentation of a VAT invoice by the sellers to the purchaser in that respect.

8.	CLOSING AND DELIVERY

8.1	At 11h00 on the closing date and against discharge by the purchaser of the purchase price in accordance with the provisions of 6, the sellers shall:

8.1.1	place the purchaser in possession of the businesses and the business assets at 4th Floor, President Place, 148 Jan Smuts Avenue, Rosebank, Johannesburg;

8.1.2	sign and deliver any and all documents which are reasonably necessary to effect transfer of the businesses and the business assets, including the intellectual property to the purchaser;

8.1.3	sign and deliver to the purchaser any and all such documents which are necessary to cede and assign to the purchaser all of their respective rights and obligations under the contracts;

8.1.4	deliver certificates in respect of the sale shares together with duly completed transfer forms (blank as to transferee);

8.1.5	deliver a written cession of the sale claims in favour of the purchaser or its nominee;

8.1.6	deliver certified copies of resolutions of the directors of the sold subsidiaries:

8.1.6.1	approving the transfer of the sale equity to the purchaser; and

8.1.6.2	noting the cession of the sale claims;

8.1.7	deliver all books, documents and records of the businesses, including copies of the contracts and the employment contracts between the sellers and the employees.

8.2
On the closing date, the purchaser shall deliver to the seller a certified copy of an underwriting agreement between the South African Private Equity Trust III and the purchaser whereby the South African Private Equity Trust III undertakes to underwrite the reinvestment option in full, save to the extent that any irrevocable undertakings have been given to the purchaser by Aplitec shareholders to accept the reinvestment option.

8.3	Each of the sellers shall be obliged to:

8.3.1	enter into all such agreements and sign all such documents and do all such things as may reasonably be required of it to give effect to the provisions of 8.1; and

8.3.2	use commercially reasonable endeavours to obtain the consent from any party to a contract, if required, for the cession and assignment in terms of 8.1.3.

9.

LIABILITIES

The sellers hereby delegate to the purchaser which assumes the liabilities with effect from the effective date. The purchaser undertakes to discharge all liabilities as and when they fall due. The purchaser hereby indemnifies the sellers and holds them harmless against any claim, liability, damage, loss, penalty, expense and cost of any nature whatsoever that the sellers may suffer or incur as a result of the purchaser’s failure to discharge any of the liabilities timeously.

10.	CONTRACTUAL OBLIGATIONS OF THE SELLERS

10.1
To the extent that any contracting party to any of the contracts ceded and assigned to the purchaser hereunder, does not agree to the assignment by the sellers to the purchaser of any of the sellers’ rights and obligations under such contract or to the change of control in any company listed in Schedule 7, then:

10.1.1	from the effective date, the purchaser shall be entitled, as between it and the sellers, to the benefit of and shall bear the risk of such contracts;

10.1.2	the purchaser shall be obliged at its cost but in the respective seller’s name to discharge the seller’s obligations under the contracts after the effective date.

10.2
The purchaser will ensure that all contracts will be fully complied with at its cost and the purchaser hereby indemnifies the sellers and holds them harmless against any claims, liability, damage, loss, penalty, expense and cost of any nature whatsoever that the sellers may suffer or incur as a result of the purchaser’s failure to ensure that all contracts are fully complied with.

11.

INTERIM PERIOD

Between the effective date and the closing date, representatives of the purchaser will have reasonable access to the businesses and during that period neither the sellers nor the purchaser will be entitled to introduce any material or substantial change of any nature in the trading style of the businesses or to materially or substantially vary the nature of the businesses without the prior written consent of the other party, which consent will not be unreasonably withheld.

12.	EMPLOYEES

12.1
The parties agree that with effect from the effective date, section 197(2)(a) of the Labour Relations Act shall be applicable in relation to the employees and that accordingly the purchaser is automatically substituted as “new employer” in place of the sellers as “old employers”. Consequently, given the absence of agreement as referred to in section 197(3) of the Labour Relations Act:

12.1.1
all the rights and obligations between the sellers, as the “old employer”, and each employee as at the effective date will continue in force as if they were rights and obligations between the purchaser, as the “new employer”, and each such employee;

12.1.2	anything done before the transfer of the businesses by or in relation to the “old employer” will be considered to have been done by or in relation to the “new employer”.

12.1.3	the transfer shall not interrupt any employee’s continuity of employment and the employees’ contracts of employment continue with the purchaser as if with the seller.

12.2
The purchaser indemnifies the sellers against any claims against it by persons whose contracts of employment, but for a failure of the purchaser to comply with the provisions of section 197 of the Labour Relations Act, would have transferred to the purchaser in terms of this agreement. Should any such claims be made against the sellers, the sellers shall afford the purchaser an opportunity to contest the claim and, subject to an indemnity against costs being given by the purchaser to the sellers, in a form acceptable to the sellers, the purchaser shall be entitled to control such proceedings and engage attorneys and counsel for such purpose.

12.3
The parties shall at all times use their best endeavours to ensure that a valid transfer of the contracts of employment of the employees in terms of section 197 of the Labour Relations Act takes place and to defend all claims which may arise from such transfer or the failure of such transfer, at the cost of the purchaser.

12.4
The purchaser will assume responsibility for the payment of all accrued leave pay and accrued bonus entitlements of the employees from the effective date and for the purposes of their employment with the purchaser, will recognise the period of any employment of such employees with the sellers. If the purchaser dismisses any of the employees after the effective date for reasons based on the purchaser’s operational requirements, the purchaser shall be liable to pay the severance pay due to the employees concerned. The purchaser shall make adequate provision for the payments contemplated in this clause.

12.5
The purchaser shall be responsible and liable for any costs incurred by the sellers in defending or opposing any demand, claim, action or any other legal proceedings made or instituted against the sellers in respect of any liability referred to in 12.2, including all costs which may be awarded against the sellers in respect of any such demand, claim, action or other legal proceedings, provided that the purchaser shall be entitled to contest the demand, claim, action or other legal proceedings referred to in 12.2, to appoint its own legal representatives and to control the proceedings in regard thereto.

12.6
The purchaser acknowledges that it shall be solely responsible for the costs occasioned in any retrenchment after the effective date of any of the transferring employees (and consequently for any retrenchment monies or severance payments which may legally become due and payable to any such employees) and, accordingly, the purchaser indemnifies and holds the sellers harmless against any loss or liability which the sellers may sustain arising from any such retrenchment.

13.

VOETSTOOTS

The purchaser agrees that the businesses, including the business assets, are sold voetstoots and that the sellers are not bound by any warranties, representations, undertakings or the like, express or implied, with regard to the businesses, including the business assets.

14.	RELEASE FROM GUARANTEES AND SURETYSHIPS

14.1

The purchaser will procure the release of the sellers, with effect from the effective date, from all guarantees, suretyships, indemnities and undertakings (including letters of comfort and the like) furnished by the sellers in favour of any third party. The purchaser will, if necessary to procure such release, furnish its own guarantees, discharge any obligation in respect of which such guarantee, suretyship or indemnity has been given;

14.2
The purchaser indemnifies the sellers against any claim in respect of any liability arising under the matters referred to in 14.1. The purchaser will be obliged to make payment under this indemnity as soon as any seller becomes obliged to make any payment in respect of any such liability.

15.	BREACH

15.1
Should any party (“the defaulting party”) commit a breach of any of the provisions hereof, then any aggrieved party (“the aggrieved party”) shall, if it wishes to enforce its rights hereunder, be obliged to give the defaulting party 14 (fourteen) days’ written notice to remedy the breach. If the defaulting party fails to comply with such notice, the aggrieved party shall be entitled (subject to the provisions of 15.2) to elect to either cancel this agreement or to claim immediate payment and/or performance by the defaulting party of all of the defaulting party’s obligations in either event without prejudice to the aggrieved party’s rights to claim damages.

15.2
Notwithstanding the provisions of 15.1, none of the parties shall be entitled to cancel this agreement after implementation thereof on the closing date and in the event of a breach of this agreement by any party thereafter, the aggrieved party shall be entitled only to claim immediate payment and/or performance by the defaulting party of all of the defaulting party’s obligations, without prejudice to the aggrieved party’s rights to claim damages.

16.	NOTICES AND DOMICILIA

16.1	Notices

16.1.1	Each party chooses the addresses set out opposite its name below as its address to which any written notice in connection with this agreement may be addressed.

16.1.1.1	sellers:
	Physical Address	:	4th Floor, President Place
148 Jan Smuts Avenue
Rosebank, Johannesburg

	Postal Address	:	PO Box 2424
Pinelands, 2121

	Telefax No.	:	(011) 880 7080

	Attention:		Serge Belamant

16.1.1.2	purchaser:
	Physical Address	:	9 Fricker Road, Illovo Boulevard
Illovo, Johannesburg

	Postal Address	:	Private Bag X1
Northlands, 2116

	Telefax No.		(011) 507 1001

	Attention		Antony Ball

16.1.2
Any notice or communication required or permitted to be given in terms of this agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

16.1.3
Any party may by written notice to the other parties change its chosen addresses and/or telefax number for the purposes of 16.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the fourteenth day after the receipt of the notice by the addressee.

16.1.4	Any notice to a party contained in a correctly addressed envelope and:

16.1.4.1	sent by prepaid registered post to it at its chosen postal address in terms of 16.1.1; or

16.1.4.2	delivered by hand to a responsible person during ordinary business hours at its chosen physical address in terms of 16.1.1,

shall be deemed to have been received in the case of 16.1.4.1, on the seventh business day after posting (unless the contrary is proved) and, in the case of 16.1.4.2 on the day of delivery.

16.1.5	Any notice by telefax to a party at its telefax number shall be deemed to have been received on the first business day after the date of transmission.

16.1.6
Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

16.2	Domicilia

16.2.1	Each of the parties chooses the address set out opposite its name below as its domicilium citandi et executandi at which documents in legal proceedings in connection with this agreement may be served.

16.2.1.1	sellers:	4th Floor, President Place
148 Jan Smuts Avenue
Rosebank, Johannesburg

	Telefax No.	(011) 880 7080

	Attention:	Serge Belamant

16.2.1.2	purchaser:	9 Fricker Road, Illovo Boulevard
Illovo, Johannesburg

	Telefax No.	(011) 507 1001

	Attention:	Antony Ball

16.2.2
Any party may by written notice to the other parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other party pursuant to 16.1.4 and 16.1.5, as the case may be.

17.	GOVERNING LAW The entire provisions of this agreement shall be governed by and construed in accordance with the laws of South Africa.

18.	DISPUTES

18.1
Any dispute arising from or in connection with this agreement or its termination, shall in the first instance be referred to the respective chief executive officers of the parties to the dispute, failing whom, their respective equivalents or nominees (“CEOs”). Should the CEOs be unable to resolve the dispute within 14 days after the referral of the dispute to them, the dispute shall, at the request of any party to the dispute, be dealt with as provided in 18.1.

18.2
Any dispute arising from or in connection with this agreement or its termination, which has not been resolved pursuant to 18.1, shall, if so requested by any party to the dispute, be finally resolved in accordance with the rules of the Arbitration Foundation of Southern Africa (“AFSA”) by an arbitrator agreed to between the parties to the dispute and failing such agreement within three days of a request therefor by any party, appointed by AFSA, provided that there shall be no appeal against the award of the arbitrator. The arbitration shall be held in Johannesburg.

18.3
Notwithstanding anything to the contrary contained in this 18, no party shall be precluded from instituting any injunctive or similar proceedings in any appropriate court of competent jurisdiction and, if successful, being granted appropriate injunctive relief.

18.4
For the purposes of 18.3 and for the purposes of having any award made by the arbitrator being made an order of court, each of the parties hereby submits itself to the non-exclusive jurisdiction of Witwatersrand Local Division of the High Court of

South Africa.

18.5	This 18 –

18.5.1
is severable from the rest of this agreement and shall, notwithstanding the termination, cancellation, invalidity or alleged invalidity of this agreement or any part of it for any reason, remain in full force and effect;

18.5.2
constitutes an irrevocable consent by the parties to any proceedings in terms hereof and no party shall be entitled to withdraw therefrom or to claim in any such proceedings that it is not bound by this 18. For the purposes of this 18, “proceedings” shall include proceedings referred to in 18.3.

19.

SEVERABILITY

Each provision in this agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the parties hereto acknowledge their intention to continue to be bound by this agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

20.	GENERAL

20.1	This document constitutes the sole record of the agreement between the parties in regard to the subject matter thereof.

20.2	No party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

20.3
No addition to, variation or consensual cancellation of this agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this agreement shall be of any force or effect unless in writing and signed by or on behalf of all the parties.

20.4
No latitude, extension of time or other indulgence which may be given or allowed by any party to any other party in respect of the performance of any obligation hereunder or enforcement of any right arising from this agreement and no single or partial exercise of any right by any party shall under any circumstances be construed to be an implied consent by such party or operate as a waiver or a novation of, or otherwise affect any of that party’s rights in terms of or arising from this agreement or estop such party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

20.5
The parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this agreement.

20.6
Neither party shall be entitled to cede or delegate any of its rights or obligations under this agreement without the prior written consent of the other parties affected by such transfer of rights or obligations, which consent may not unreasonably be withheld or delayed.

21.	COSTS

21.1
If the suspensive conditions are fulfilled or waived, the purchaser shall bear the costs of and incidental to the negotiation, preparation, execution and implementation of this agreement, and the purchaser shall be liable for all stamp duty payable on the transfer of the shares. In the event that the suspensive conditions are not fulfilled or waived, each party will pay its own costs.

21.2
All legal costs incurred by any party in consequence of any default of the provisions of this agreement by any other party shall be payable on demand by the defaulting party on the scale as between attorney and own client and shall include collection charges, the costs incurred by the non-defaulting party in endeavouring to enforce such rights prior to the institution of legal proceedings and the costs incurred in connection with the satisfaction or enforcement of any judgement awarded in favour of the non-defaulting party in relation to its rights in terms of or arising out of this agreement.

22.	COUNTERPARTS This agreement may be executed by each party signing a separate copy thereof and each of the copies together shall constitute the agreement of the parties.

Signed at   Johannesburg           on October 31, 2003

/s/ Serge Belamant

NET 1 APPLIED TECHNOLOGY HOLDINGS LIMITED
who warrants that he is duly authorised hereto

Signed at    Johannesburg      on October 31, 2003

/s/ Serge Belamant

NET1 INVESTMENT HOLDINGS (PROPRIETARY) LIMITED
who warrants that he is duly authorised hereto

Signed at    Johannesburg               on October 31, 2003

/s/ Serge Belamant

NET1 SUPPORT SERVICES (PROPRIETARY) LIMITED
who warrants that he is duly authorised hereto

Signed at      Johannesburg          on October 31, 2003

/s/ Chad Smart

NEWSHELF 713 (PROPRIETARY) LIMITED
who warrants that he is duly authorised hereto

SCHEDULE 1

AUDITED ANNUAL FINANCIAL STATEMENTS OF
APLITEC AS AT 30 JUNE 2003

SCHEDULE 2

TERMS OF THE B CLASS LOAN ACCOUNTS CREDITED BY THE PURCHASER TO SA TRUST

1.	The B class loan accounts will rank pari passu in all respects with the A class loan accounts advanced by NUEP to the purchaser.

2.	The B class loan accounts shall:

2.1
be repayable as and when directed by the board of directors of the purchaser in its sole and absolute discretion; provided that no capital under the B class loan accounts shall be repayable until at least 30 days have elapsed from the date upon which the B class loan accounts are credited to SA Trust; and provided further that the B class loan accounts may only be repaid when the Exchange Control Department of the South African Reserve Bank has approved the repayment of the A class loan accounts advanced by NUEP to the purchaser;

2.2
bear interest at the rate of interest determined by the board of directors of the purchaser annually in advance in its sole and absolute discretion; provided that the interest rate shall not exceed the prime rate. The interest so determined shall be paid as and when determined by the board;

2.3	be repaid in full if the purchaser is wound up or placed under judicial management, whether provisionally or finally;

2.4	be repaid pro rata to the A class loan accounts advanced by NUEP to the purchaser;

2.5	be subordinated in favour of all creditors of the purchaser (other than NUEP as holder of the A class loans) if so decided by the board of directors of the purchaser;

2.6	not be assigned, ceded, transferred or encumbered by SA Trust in any way except to NUEP on the occurrence of a trigger event;

2.7	be denominated in South African Rands.

SCHEDULE 3

INTELLECTUAL PROPERTY

Patents

RSA Patent 90/71/06 Botswana Patent P810 Namibia Patent 92/0091 Swaziland patent RP/45/1992

Registered Trade Marks

Net1 and device:

South Africa 90/2569 (Class 9) and 90/2570 (Class 16)

Botswana SA 12743 (Class 9) and SA12744 (Class 16)

France 003055677 (Classes 9 and 42)

Lesotho LS/M/90/03065 (Classes 9 and 16)

Namibia 90/0456 (Class 9) and 90/0457 (Class 16)

Swaziland 110/1992/SA (Class 9) and 111/1992/SA (Class 16)

Unregistered Trade Marks

Aplitec

UEPS

Copyright

UEPS (including all related applications)

FTS

SCHEDULE 4

NET1 SARL ASSETS AND OBLIGATIONS

1.	Patent and Technology Agreement between Net1 SARL and NUEP dated 3 May 2000.

2.	UEPS Product Licence Agreement between Net1 SARL, Net1 Operations S.A.R.L. and the Social Security Bank of Ghana dated 2 April 1997.

3.	UEPS Product Licence Agreement between Net1 SARL and Banque De Gestion Et De Financement Burundi dated 2 March 2000.

4.	UEPS Product Licence Agreement between Net1 SARL and Banque de Commercie de Development ED Industrie B.C.C.I. S.A. Rwanda dated 4 February 1999.

5.	US Patent RE 36788.

SCHEDULE 5

TERMS OF PREFERENCE SHARES

The rights, privileges and conditions of the preference shares shall be the following:

1.	The preference shares shall be held by SA Trust on behalf of Aplitec shareholders who elect the reinvestment option ("reinvesting shareholders").

2.
The preference shares will constitute 58,14 percent of the entire issued share capital of the purchaser and will rank pari passu with ordinary shares in respect of participation in dividends and return of capital prior to the winding-up of the purchaser for any reason. The preference shares shall not participate in dividends or a return of capital on a winding-up of the purchaser.

3.
The holder of the preference shares ("preference shareholder") shall not be entitled to be present or to vote, either in person or by proxy, at any meeting of the purchaser, by virtue of, or in respect of the preference shares, save as provided in Section 194 of the Companies Act, or unless a resolution of the purchaser is proposed which directly affects the rights attached to the preference shares or the interests of the preference shareholder, including a resolution for the declaration of a dividend on any class of shares in the issued share capital of the purchaser, for payment of interest and capital on B class loan accounts, for the disposal of any intellectual property of the purchaser, for the winding-up of the purchaser or for the reduction of its share capital or share premium account, or for the repayment or distribution of the share premium or non-distributable reserves of the purchaser or the issue of capitalisation shares. The rights and privileges attaching to the preference shares shall not be regarded as being directly or adversely affected by the creation and issue by the purchaser of any further shares of any class, unless those new shares rank as regards participation in assets or profits of the purchaser or voting rights in all or some respects in priority to or pari passu with the preference shares.

4.
At every meeting at which the preference shareholder is entitle to be present and to vote the provisions of the articles of association of the purchaser relating to general meetings of ordinary members shall apply mutatis mutandis, except that a quorum at any such general meeting shall be any person or persons holding or representing by proxy at least one-fifth of the preference shares; provided that if at any adjournment of such meeting a quorum is not so present, the provisions of the articles of association of the purchaser relating to adjourned general meetings shall apply mutatis mutandis. At every general meeting of the purchaser at which the preference shareholder as well as other classes of shares are present and entitled to vote, upon a poll the preference shareholder shall be entitled to that proportion of the total votes in the purchaser which the aggregate number of the preference shares held by it bears to the aggregate number of all shares entitled to be voted at such meeting; provided that no resolution for the declaration of a dividend or for the disposal of any intellectual property of the purchaser shall be passed unless 50,1 percent of the votes exercisable in respect of the preference shares are voted in favour of the resolution.

5.	Unless a resolution is passed by 75 percent of the votes exercisable in respect of the preference shares in the same manner mutatis mutandis as a special resolution:

5.1	the terms of the preference shares may not be modified, altered, varied, added to or abrogated;

5.2	the share capital or stated capital may not be reduced;

5.3	the share premium or non-distributable reserves of the purchaser may not be repaid or distributed;

5.4
no shares in the capital of the purchaser ranking, as regards rights to dividend or redemption or, on a winding-up, as regards return of capital, in priority to or pari passu with the preference shares, shall be created or issued.

6.
The preference shareholder may not in any manner sell, transfer or dispose of the preference shares unless upon the occurrence of a trigger event, and then only by transferring them to NUEP at the same time as it cedes a pro rata portion of its B class loan accounts against the purchaser to NUEP.

7.

On the occurrence of a trigger event, the preference shareholder will notify Aplitec Holdings Participation Trust thereof in writing whereupon Aplitec Holdings Participation Trust shall distribute to the preference shareholder special convertible preference shares in the distribution ratio for each preference share in respect of which notice has been given to Aplitec Holdings Participation Trust. For the sake of clarity, it is recorded that a reinvesting shareholder may instruct the preference shareholder to dispose of the preference shares indirectly held by him in whole or in part.

8.
The consideration payable to the preference shareholder by NUEP for the preference shares transferred and B class loan accounts ceded shall be the conversion of the special convertible preference shares referred to in 7 to common shares in NUEP on a one-for-one basis.

SCHEDULE 6

SELLERS OTHER THAN APLITEC

Net1 Investment Holdings (Proprietary) Limited

Net1 Support Services (Proprietary) Limited

SCHEDULE 7

SOLD SUBSIDIARIES

No.	Company	Shares held by and number held	Percentage
1	Cash Paymaster Services (Proprietary) Limited	Aplitec	100%
2	Net1 Finance (Proprietary) Limited	Aplitec	100%
3	Net1 Southern Africa (Proprietary) Limited	Aplitec	100%
4	Net1 Solutions (Proprietary) Limited	Net1 Support Services (Pty) Ltd	100%
5	Commutercard (Proprietary) Limited	Support Services (Pty) Ltd	100%

SCHEDULE 8

RIGHTS ATTACHING TO SPECIAL CONVERTIBLE PREFERENCE SHARES IN NUEP

The rights and restrictions attaching to the common shares and the special convertible preference shares in NUEP are as follows:

1.	The special convertible preference shares shall be held by the Aplitec Holdings Participation Trust on behalf of SA Trust, for the benefit of the reinvesting shareholders.

2.
The special convertible preference shares shall constitute 58,14 percent of the entire issued share capital of NUEP prior to any conversion of the special convertible preference shares into common shares.

3.	Dividends

3.1.
For so long as there are any special convertible preference shares in issue, the directors of NUEP (“the Directors”) shall, immediately prior to the resolution and declaration of any dividend, determine the amount (if any) of that dividend which is to be paid from amounts received from the purchaser either by way of dividend or capital distributions or loan repayments of capital or interest (for the sake of clarity, this excludes the receipt of any liquidation distribution or dividend after an Act of Insolvency in relation to the purchaser as the special convertible preference shares will have automatically converted into common shares) ("SA Dividend Amount") and the amount (if any) of that dividend which is to be paid from the other retained distributable reserves of NUEP ("Non-SA Dividend Amount").

3.2.
For so long as there are any special convertible preference shares in issue, the Directors may declare and pay a dividend which comprises solely a Non-SA Dividend Amount (that is, without declaring and paying a SA Dividend Amount) and the Directors may declare and pay a dividend which comprises solely a SA Dividend Amount (that is, without declaring and paying a Non-SA Dividend Amount).

3.3.
Any determination by the Directors of a SA Dividend Amount and/or a Non-SA Dividend Amount shall be made by the Directors in good faith and shall be final and binding on both the holders of common shares and the holders of special convertible preference shares (Collectively “Members”).

3.4.
For so long as there are any special convertible preference shares in issue, any Non-SA Dividend Amount shall be paid to the Members pro rata to their respective shareholdings in the Company, and the common shares and the special convertible preference shares shall rank pari passu in respect of dividends declared and/or paid from Non-SA Dividend Amounts

3.5.
For so long as there are any special convertible preference shares in issue, any SA Dividend Amount shall be paid only to the holders of common shares and the holders of special convertible preference shares shall have no entitlement to participate in any dividend declared and/or paid from a SA Dividend Amount.

3.6.
For so long as there are any special convertible preference shares in issue and subject to NUEP having sufficient distributable reserves, NUEP shall, on receipt of amounts from the purchaser either by way of dividend or capital distributions or loan repayments of capital or interest, declare and pay a SA Dividend in an amount equal to the amounts so received from the purchaser, after deducting therefrom the taxes payable by NUEP on the amount so received.

4.	Voting

	4.1.	Holders of common shares and special convertible preference shares have the right to receive notice of, attend, speak and vote at general meetings of NUEP.

	4.2.	All voting at general meetings of NUEP shall be taken by a poll and not a show of hands.

4.3.
A holder of common shares or special convertible preference shares present in person, or the person representing a holder of common shares or special convertible preference shares by proxy, shall at a general meeting of NUEP have one vote for each share in NUEP held or represented, whether common shares or special convertible preference shares

5.	Conversion

	5.1.	Upon the instruction of SA Trust, the Aplitec Holdings Participation Trust shall distribute special convertible preference shares to SA Trust in the distribution ratio.

5.2.
SA Trust shall convert the special convertible preference shares it receives in terms of 5.1 above by delivering to NUEP the share certificates for the special convertible preference shares, share transfers in favour of NUEP in the form reasonably required by the Directors and accompanying certificates for a pro rata portion of the preference shares and an assignment and transfer in favour of NUEP in the form reasonably required by the Directors of a pro rata portion of the B class loan accounts. Each special convertible preference share will be converted into one common share. The date of delivery of these certificates and transfers shall be a "Conversion Date").

5.3.
The common shares into which the special convertible preference shares are converted shall be credited as fully paid and shall rank pari passu in all respects and form one class with the common shares then in issue.

5.4.
The allotment of new common shares shall be made within three days of the relevant Conversion Date. A certificate for new common shares shall be sent as soon as practicable after the relevant Conversion Date to the SA Trust without charge. Pending delivery of certificates for new common shares transfers shall be certified against the register.

5.5.
If special convertible preference shares remain capable of conversion into common shares and either (A) a resolution for voluntary winding up of NUEP is passed or (B) a winding-up order is made by the court in relation to NUEP, the Aplitec Holdings Participation Trust shall immediately distribute all the special convertible preference shares to SA Trust, which shall thereupon convert the special convertible preference shares into common shares in NUEP.

5.6.
In the event of an Act of Insolvency in relation to the purchaser, the Aplitec Holdings Participation Trust shall immediately distribute all the special convertible preference shares to SA Trust, who shall thereupon convert the special convertible preference shares into common shares in NUEP.

6.	Restriction on holding of special convertible preference shares

No person other than the Trustee of the Aplitec Holdings Participation Trust or SA Trust (following a distribution of the special convertible preference shares by the Aplitec Holdings Participation Trust to SA Trust, before conversion of the special convertible preference shares into common shares by SA Trust), shall hold special convertible preference shares.

7.	Winding up

In circumstances when the special convertible preference shares have not been converted into common shares for any reason, on a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares) NUEP's assets available for distribution among the Members shall be applied pari passu to the holders of common shares and the holders of special convertible preference shares on the basis that the special convertible preference shares will be deemed to have been converted into common shares.

SCHEDULE 9

TERMS OF THE LOAN ACCOUNTS CREDITED BY SA TRUST TO APLITEC SHAREHOLDERS EXERCISING THE REINVESTMENT OPTION

The loan accounts shall:

1.	rank pari passu and be repayable to the Aplitec shareholders pro rata;

2.	be repayable as and when the B class loan accounts of SA Trust are repaid;

3.	bear interest at the same rate of interest as is paid by the purchaser in respect of the B class loan accounts from time to time;

4.	be repaid in full if the purchaser is wound up or placed under judicial management, whether provisionally or finally;

5.	not be assigned, ceded, transferred or encumbered in any way.